WinSonic Digital Media Group, Ltd.
Confidential Term Sheet

This term sheet is confidential, and none of its provisions shall be disclosed to anyone other than an officer or director of the parties hereto or their agents, advisers, counsel, lenders, investors and potential lenders and investors, unless required by law without the prior written consent of the other party hereto. Except for the above confidentiality provision, this term sheet is non-binding and subject to the parties entering into formal agreements setting forth their respective rights and obligations. The material terms are set forth below.

Issuer	Win Sonic Digital Media Group, Ltd (the "Company"); OTC BB: WDMG.
Investors	Kaival LLC., Patel Rakesh
Securities	Total of 20,000,000. shares of stock to be comprised of the following: Common Stock 10,000,000. Shares; Preferred Stock 10,000,000. Shares. Total purchase price of $1,500,000. to be allocated between Common and Preferred as follows:
Revolving Line of Credit Facility	$5,000,000. [Please explain use of existing letter of credit facility.]
Expiration Date	Oct 20, 2008
Investment Amount	$1,500,000. cash payment in exchange for the Securities noted above.
Interest	Prime (U.S.) interest rate per annum for the Line of Credit open balance. The interest shall be accrued monthly and payable quarterly to the Investor in arrears in cash or in kind.
Line of Credit Financing Fee	The investors shall receive 1% financing fee per Line of Credit activation draw(s) to be in minimum increments of $1,000,000.
Board Seat	Investors will be entitled to have two designated Board seats for as long as hold not less than 10,000,000. shares of Common Stock and 10,000,000. shares of Preferred Stock.
Participation in Management	For as long as Investors can appoint a member of the Board, Investors will also have the right to designate a mutually acceptable person to be a business strategy consultant who will be given the opportunity to participate in all of the Company's material operating decisions, including, but not limited to, those involving finance and marketing, and will be compensated in cash $300,000. per annum ($25,000. per month).
Expiration	This term sheet will expire if not executed by all parties on or before October 20, 2008.
Governing Law	The definitive transaction documents will be governed by the laws of the state of New York, with proper venue with middle district of federal court in Alabama using New York law without regard to the principles of conflict of laws thereof.

Execution: **This maybe sign by fax and original sent.**

INVESTOR:
[ ]

By: Rakesh Patel
Print Name: Rakesh P Patel
Title: Kaival LLC
Date: 10/14/08

COMPANY:
WINSONIC DIGITAL MEDIA GROUP, LTD.

By:
Print Name: Winston D. Johnson
Title: Chairman and CEO
Date: 10-14-08

WNT - 02794 LC00003 - 1094771 v3

RS